EXHIBIT 10.3

RESEARCH AGREEMENT (PACLITAXEL)

                This Research Agreement (the “Agreement”), effective as of the 15th day of November, 1999 (the “Effective Date”), is between CLAYTON FOUNDATION FOR RESEARCH, a Texas nonprofit corporation having its office at One Riverway, Suite 1560, Houston, Texas 77056 (“Clayton”); RESEARCH DEVELOPMENT FOUNDATION, a Nevada nonprofit corporation having its office at 402 North Division Street, Carson City, Nevada 89703 (“RDF”); and SUPERGEN, INC., a Delaware corporation having an office at Two Annabel Lane, Suite 220, San Ramon, California 94583 (“Company”).

WITNESSETH:

                WHEREAS, Clayton is a nonprofit organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

                WHEREAS, RDF is a nonprofit organization exempt from taxation under Section 501(c)(3) of the Code that is assigned title to inventions, discoveries and know-how arising out of Clayton’s research for patenting and licensing;

                WHEREAS, Company is interested in research in the field described in Exhibit A hereto (the “Field of Interest”);

                WHEREAS, Clayton has ongoing research involving cancer therapy wherein paclitaxel and analogues thereof are delivered in liposomes to the respiratory tract via aqueous aerosol droplets, at Baylor College of Medicine (“Institution”) under the direction of Vernon Knight, M.D. (“Scientist”), at least some of which is directed to the Field of Interest;

                WHEREAS, Company will provide funding to Clayton for its use in the conduct of further research at Institution under the direction of Scientist, all as described herein;

                WHEREAS, Clayton will assign to RDF any inventions, discoveries and know-how arising out of such research; and

                WHEREAS, RDF will, subject to the terms and conditions hereof, grant to Company an exclusive license to any inventions or discoveries arising out of the research funded hereunder;

                NOW THEREFORE, in consideration of the above premises and the mutual covenants and agreements herein, the parties agree as follows:

                I.              Supply of Research Material.  Company will provide to Scientist at no cost such quantities of paclitaxel (GMP grade) as Clayton and Scientist will need to conduct the research contemplated hereunder.  Clayton, through Scientist, will notify Company reasonably in advance of its needs for and quantities of paclitaxel required.  In the event that Company cannot or does not provide Clayton with the required quantities of paclitaxel, Clayton may purchase such quantities, and Company will promptly reimburse Clayton for the cost thereof by cash payment.  Such cost shall not reduce the amounts that Company agrees to pay Clayton otherwise pursuant to this Agreement.

                2.             Research.  Clayton will conduct research at Institution under the direction of Scientist in accordance with the work plan set forth in Exhibit B hereto.  Such work plan may be modified or changed from time to time by written agreement of Clayton and Company.

                3.             Funding.  Company will provide funding to be used for the performance of this research as set forth in Exhibit C hereto.

                4.             Reporting.  Clayton will keep Company informed of the progress of the research conducted hereunder.  Clayton agrees to make periodic informal verbal reports to a designated representative or representatives of Company, to respond to reasonable inquiries of Company regarding the status of the research, to promptly disclose to Company the existence of any discoveries or inventions which are made in the conduct of the research hereunder, and to provide to Company a detailed written report to be prepared annually or at the conclusion of the research.

                5.             Inventions/Patents.  Any discoveries or inventions which are conceived or reduced to practice during the term of this Agreement and which directly result from the performance of the research hereunder, as well as any patent applications and patents therefor, shall be owned by RDF but shall be subject to Company’s license as set forth below.  RDF shall have the right in the first instance to elect to prepare, file, prosecute and maintain patent applications for such inventions and, if it declines to do so, Company shall have the right to do so. Neither Company nor RDF will forego or abandon such patenting efforts without first notifying the other party of its intent and allowing such other party the opportunity to pursue patenting at the latter’s sole expense and responsibility.

                6.             a.             License.   Any discoveries or inventions hereunder shall be deemed to be “Proprietary Property” as defined in the License Agreement (Paclitaxel) of November 15, 1999, between RDF and Company (the “License Agreement”), which License Agreement is incorporated herein by reference for all purposes.  Thus such discoveries and inventions automatically shall be licensed exclusively to Company in the Field of Use as defined in the License Agreement under the terms and conditions set forth therein. At the appropriate time, the parties agree to amend Exhibit 1 of the License Agreement to include discoveries and inventions hereunder as Proprietary Property for purposes of the License Agreement.

                                b.             Analogue Research; Election.  While paclitaxel and all analogues thereof are included in the Field of Use granted to Company pursuant to the License Agreement, the Work Plan (Exhibit B) contemplates that the research pursuant to this Agreement will be limited to paclitaxel itself.  Clayton, at its sole expense, may conduct research on paclitaxel analogues (hereafter “Analogue(s)”) either during or after the term of this Agreement.  If comparative xenograft model studies of any Analogue(s) demonstrate equivalency to paclitaxel, Clayton or RDF may so notify Company in writing.  Within thirty (30) days from the date of such notice, Company shall inform Clayton or RDF in writing whether it elects to enter into a research agreement with Clayton and fund research with respect to the Analogue(s) that are the subject of Clayton’s or RDF’s notice to Company.  Absent such a timely election by Company, the Analogue(s) subject of Clayton’s or RDF’s notice to Company shall thereafter be deemed excluded from the Field of Use of Exhibit 1A of the License Agreement.  In the event that Company elects to fund research with respect to the Analogue(s) that are subject of Clayton’s or RDF’s notice to Company, the parties shall in good faith negotiate a research agreement with mutually agreeable terms, and Company will pay to Clayton (i) the amount that Company and Clayton agree upon for conduct of the research, and (ii) a sum to reimburse Clayton for its research costs with respect to each of the Analogue(s) up to the date of Company’s written election, said sum to be calculated as follows:

i.              two hundred fifty percent (250%) of the research costs up to and including $50,000.00; and

ii.             two hundred percent (200%) of the research costs in excess of $50,000.00.

                7.             Term; Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate on November 15, 2001; provided that the term hereof may be extended by mutual consent in writing of Clayton and Company; and provided further that this Agreement may otherwise be terminated at any time as follows:

                                a.             Mutual Consent.  By mutual consent in writing of Clayton and Company.

                                b.             Company’s Failure to Meet Its Obligations Hereunder.  By Clayton by written notice to Company if Company fails to carry out its obligations under the terms of this Agreement or under the terms of other legal agreements between Company and either RDF or Clayton, and does not cure any such failure within thirty (30) days after notice thereof from Clayton.

                                c.             RDF or Clayton’s Failure to Meet Obligations Hereunder.  By Company by written notice to RDF if RDF or Clayton fail to carry out their obligations under the terms of this Agreement and do not cure any such failure within thirty (30) days after notice thereof from Company.

                8.             Effect of Termination.  In the event that this Agreement shall be terminated, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the confidentiality obligations of the parties contained in Section 17 hereof, Company’s license under discoveries and inventions prior to termination pursuant to Section 6 a., and the analogue research and election pursuant to Section 6 b., shall survive any such termination.  Notwithstanding the foregoing, a termination shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                9.             Amendments; Waivers.  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                10.           Schedules; Exhibits; Integration.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, and the License Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.

                11.           Best Efforts; Further Assurances.  Each party shall use its best efforts to cause all conditions to its and the other parties’ obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.  The parties shall cooperate with each other in such actions.

                12.           Governing Law.  Except as otherwise expressly provided, this Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, and jurisdiction and venue for any dispute regarding this Agreement will be in such State.

                13.           No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other parties hereto.

                14.           Headings.  The descriptive headings of the sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                15.           Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other parties.

                16.           Publicity / Publications.

                                a.             Clayton and Company shall coordinate all publicity relating to the transactions contemplated by this Agreement.  No party hereto shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the prior consent of both Clayton and Company, except to the extent otherwise required by applicable law.  Unless required by law, without prior written consent from the other party, a party shall not use for purposes of sales, advertising, marketing, marking of goods, promotion to investors, press releases or other publicity, etc.:  (i) the name of (or any other information which would identify) the other party or any corporation which is controlled by the same persons who control such other party (“Other Corporation”); (ii) the names of trustees, directors, officers, or employees of such other party or an Other Corporation; or (iii) any trademarks (or adaptations thereof) of such other party or an Other Corporation.

                                b.             Each party is prepared to assist the other parties in seeking patent or copyright protection for proprietary property owned by the others.  In this regard, no publication of the subject matter and/or results of the research conducted hereunder shall be made by any party without giving the other parties sixty (60) days notice in advance thereof so that patent applications can be filed before such publication, if appropriate.

                17.           Confidentiality.  All proprietary property and information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and, unless waived in writing by the other parties, shall not be used by any such persons other than as contemplated by this Agreement, except that such restrictions shall not apply to:  (i) information which, at the time of disclosure, is in the public domain or which, after disclosure, becomes part of the public domain through no fault of the receiving party; (ii) information which the receiving party can show was in its possession at the time of disclosure and which was not acquired, directly or indirectly, from the disclosing party; (iii) information which was lawfully obtained or received from a third party, other than the disclosing party, having the legal right to transmit same; or (iv) the disclosure of such information is essential for the commercial exploitation of the Proprietary Property under this Agreement, provided that such information is disclosed subject to a secrecy agreement.  If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from any other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 17, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed; provided, however, that one copy of any such documentation may be retained by the receiving party for the sole purpose of monitoring compliance with this Agreement.

                18.           Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

                19.           Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism, (c) mailed by certified or registered mail, postage prepaid, receipt requested, or (d) sent by overnight delivery with charges prepaid and receipt acknowledged, as follows:

                                If to Clayton, addressed to:

                                Clayton Foundation for Research

                                One Riverway, Suite 1440

                                Houston, Texas  77056

                                   Attn:  C. W. Wellen, President

                                   cc:  James F. Weiler, Esq., Vice President

                                If to RDF, addressed to:

                                Research Development Foundation

                                _ Andrew MacKenzie, Esq.

                                402 North Division Street

                                Carson City, Nevada 89703

                                   Attn:  C. W. Wellen, President

                                   cc:  James F. Weiler, Esq.

                                If to Company, addressed to:

                                SuperGen, Inc.

                                Two Annabel Lane, Suite 220

                                San Ramon, California 94583

                                   Attn:  Simeon Wrenn, Ph.D., Vice President

                                   cc:  Ms. Lucy Chang, Director, Planning and Legal Affairs

or to such other address or to such other person as the party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by mail, three (3) days after such communication is deposited in the mails with postage prepaid, addressed as aforesaid, or (ii) if given by telecommunication or any other means, when actually received at such address.

                20.           Expenses.  Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel.

                21.           Remedies; Waiver.  All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                22.           Attorney Fees.     In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such action.

                23.           Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

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                IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers effective as of the date and year first above written.

CLAYTON FOUNDATION FOR RESEARCH

		By:	/s/ C.W. Wellen

		Name:	C.W. Wellen

		Title:	President

		Date:	December 3, 1999

RESEARCH DEVELOPMENT FOUNDATION

		By:	/s/ Andrew MacKenzie

		Name:	Andrew MacKenzie

		Title:	Vice President

		Date:	December 7, 1999

SCIENTIST		SUPERGEN, INC.

Agreed to and Accepted:
		By:	/s/ Dr. Joseph Rubinfeld

		Name:	Dr. Joseph Rubinfeld
/s/ Vernon Knight
Vernon Knight, M.D. (“Scientist”)	Title:	President & CEO

		Date:	December 1, 1999

EXHIBIT A

Field of Interest

                Cancer therapy in humans wherein paclitaxel is delivered in liposomes, lipid complexes, or other liposome particles, to the respiratory tract via aqueous aerosol droplets.

EXHIBIT B

Work Plan

                The attachment titled “Paclitaxel Liposome Aerosol Research Plan” describes the work plan and is incorporated by reference herein.

EXHIBIT C

Funding Requirements

                The attachment titled “SuperGen Budget for Paclitaxel” (the “Attachment”) sets forth the details for funding by Company of the research to be conducted by Clayton in Years One and Two pursuant to this Agreement and is incorporated by reference herein.

                Upon Company’s execution of this Agreement and for each month thereafter (until Company’s transfer to Clayton of registered stock for Year One as set forth below), Company shall pay Clayton one-twelfth of the Total Budget amount for Year One as set forth in the Attachment.  (In addition, for Year Two, if the registered stock for such year is not issued to Clayton as set forth below, Company shall for such year make monthly payments in advance to Clayton in the amount of one-twelfth of the Total Budget amount for Year Two as set forth in the Attachment.)

                Company’s obligations to make monthly cash payments to fund this research shall terminate upon Company’s delivery to Clayton of “Registered Stock” as set forth below, which stock the parties agree will be subject to the following terms and conditions and will, upon request by Clayton, be issued in the name of its nominee:

                1.             Shares of Company’s common stock (the “Registered Stock”) for transfer to Clayton in satisfaction of Company’s funding obligations under this Agreement will be registered with the Securities and Exchange Commission (“SEC”).

                2.             Under the applicable securities laws, SEC registration will qualify such shares for immediate sale by Clayton (although the actual sale thereof by Clayton will be subject to the contractual volume and timing limitations set forth below).  Company will provide Clayton with an opinion of Company’s legal counsel as to the foregoing in form reasonably satisfactory to Clayton.

                3.             The number of shares of Registered Stock to be initially provided to Clayton hereunder will reflect the dollar amount for the Total Budget for Year One as set forth in the Attachment, after deducting the total cash payments made to Clayton prior to such Registered Stock being transferred to Clayton.

                4.             The per share value of the Registered Stock for Year One for purposes of calculating the number of shares to be transferred to Clayton in accordance herewith is to be based upon the floating average sale price of such stock for the thirty day period prior to the execution date of this Agreement.

                5.             On or before December 1, 2000, additional shares of Registered Stock will be provided by Company to Clayton in an amount reflecting the Total Budget for Year Two as set forth in the Attachment.  The per share value of the Registered Stock for Year Two for purposes of calculating the number of shares to be transferred to Clayton in accordance herewith is to be based upon the floating average sale price of such stock for the thirty day period prior to the delivery of such shares to Clayton.

                6.             Upon its receipt from Company of shares of Registered Stock hereunder, Clayton will proceed immediately to sell such shares on the open market (assuming approval thereof in the opinion of Company’s legal counsel that is provided to Clayton as described above and in a similar opinion to be provided by Clayton’s counsel at the expense of Clayton).  However, upon receipt of shares hereunder, Clayton agrees (a) not to sell, or offer for sale, more than one-fifth of such shares on any given day, and (b) not to sell, or offer for sale, the entirety of such shares over a period of less than one to two weeks.

                7.             Upon completion and settlement of the sales of such shares for the year in question (i.e., Year One or Year Two) made by Clayton during the course of such one to two week period, if the total proceeds from the sale thereof, plus the total cash payments received by Clayton hereunder for such year, is less than the Total Budget for such year, then in such event Company will pay Clayton a sum in cash equal to the difference.  Any such deficiency payment that becomes due hereunder will be paid to Clayton within one week of its providing notice and documentation thereof to Company.